Exhibit 9.1

VOTING TRUST AGREEMENT

THIS VOTING TRUST AGREEMENT, dated as of December 1, 2006 (this “Agreement”), by and among Freescale Semiconductor, Inc., a Delaware corporation (the “Company”), Freescale Acquisition Holdings Corp., a Delaware corporation (the “Trustee”), and any stockholders of the Company set forth on the signature page hereto and any other stockholders of the Company who hereafter become parties to this Agreement (collectively, the “Stockholders”).

WITNESSETH:

WHEREAS, each Stockholder is the owner of common stock of the Company, par value $0.01 per share (the “Common Stock” and each share of Common Stock, a “Share”);

WHEREAS, each Stockholder has agreed to deposit all of their shares of Common Stock in a voting trust to ensure that decisions regarding the voting of their Shares will be made by the Company’s majority shareholder;

WHEREAS, certain Stockholders have executed a Holder’s Agreement, between such Stockholder and Freescale Acquisition Holdings Corp. in consideration of favorable tax treatment with respect to equity arising from the Stock Options and Restricted Stock Units (each as defined in the Holder’s Agreement) and by executing the Holder’s Agreement each such Stockholder is deemed to have executed this Agreement upon such Stockholder’s initial entitlement to Shares arising from the exercise or vesting of such Stockholder’s Stock Options and/or Restricted Stock Units; and

WHEREAS, Freescale Acquisition Holdings Corp. will serve as the Trustee in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Deposit of Shares. (a) On the date hereof, Freescale Acquisition Holdings Corp. hereby assigns and transfers one (1) Share to the Trustee in exchange for a Voting Trust Certificate (defined below) representing the Share transferred.

(b) Each Stockholder (other than Freescale Acquisition Holdings Corp.) hereby deposits with the Trustee (or directs the Company to issue directly to the Trustee) its Shares acquired upon (i) the exercise of any Stock Option or (ii) the vesting of any Restricted Stock Unit. Each Stockholder, the Company and the Trustee agree to take any action necessary to cause the Common Stock arising from the exercise or vesting of Stock Options and/or Restricted Stock Units of such Stockholder to be deposited with or transferred to, and in the name of, the Trustee on the books of the Company. Upon receipt by the Trustee of the Shares, the Trustee shall hold such Shares subject to the terms and conditions of this Agreement and shall deliver or cause to be delivered to each Stockholder certificates (the “Voting Trust Certificates”), substantially in the form attached hereto as Exhibit A, representing the Shares so deposited by such Stockholder. As a condition to making any transfer or delivery of Voting Trust Certificates, the Trustee may require the transferee to agree in writing to be bound by, and subject to, the terms and conditions of this Agreement (if such person is not already bound) by executing a joinder in the form attached hereto as Exhibit B. The Trustee shall maintain such books and records which permit the identification of each holder of a Voting Trust Certificate issued under this Agreement and the number of Shares represented by each Voting Trust Certificate.

(c) Any certificates representing shares of Common Stock issued, transferred or delivered to the Trustee pursuant to this Agreement shall be surrendered by the Trustee to the Company and cancelled, and, in such event, new certificates or uncertificated Shares, at the Trustee’s election, shall be issued by the Company to and in the name of the Trustee. Any such new certificates, and any other certificates for shares of Common Stock issued to the Trustee pursuant to this Agreement, shall be endorsed by the Company with a legend to the effect that they are issued pursuant to this Agreement, and the Company shall note in its stock ledger that such certificates are issued pursuant to this Agreement.

2. Transfer of Voting Trust Certificates. If and to the extent transferable under applicable securities law or under any agreement restricting transferability and subject to Section 3 hereof, the Voting Trust Certificates shall be transferable on the books of the Trustee to be kept by it or its agent, upon surrender of such Voting Trust Certificates, duly endorsed in blank or accompanied by a proper instrument of assignment duly executed in blank, and in either case with all requisite transfer tax stamps attached, by the registered holder in person or by such holder’s duly authorized attorney. Until the Voting Trust Certificates are transferred as provided above, the Trustee may treat the registered holder of each of such certificates as the absolute owner thereof for all purposes whatsoever.

3. Limitations on Transferability of Voting Trust Certificates. Notwithstanding any other provision of this Agreement to the contrary, each Voting Trust Certificate shall be subject to the restrictions against sale or other transfer that are and would be applicable to the particular shares of Common Stock (including any Stock Option or Restricted Stock Unit from which the Common Stock arose) represented by such Voting Trust Certificate if such shares of Common Stock (including any Stock Option or Restricted Stock Unit from which the Common Stock arose) were held of record by the holder of such Voting Trust Certificate and had not been deposited with the Trustee hereunder including but not limited to transfer restrictions imposed by the Holders Agreement.

4. Dividends; Changes in Shares (a) In the event that the Trustee shall receive any dividends or other distributions (other than additional shares of Common Stock through a stock dividend or stock split) with respect to the shares of Common Stock held by it hereunder, it shall promptly pay the amount thereof received by them to each holder of the Voting Trust Certificates in proportion to such holder’s respective interests, less such holder’s pro rata share of any tax or other governmental charge in connection therewith; provided, however, that the Trustee may, by notice to the Company, instruct the Company to pay such dividends directly to the holders of the Voting Trust Certificates entitled thereto. If the Trustee shall receive any shares of Common Stock as a dividend upon or in exchange for any shares of Common Stock held by them hereunder, the Trustee shall hold such shares in accordance with the terms of this Agreement and shall issue Voting Trust Certificates representing such shares or fractional shares to the holders of the then outstanding Voting Trust Certificates in proportion to their respective interests. If any dividend or distribution in respect of shares of Common Stock held hereunder shall be paid other than in cash or Common Stock, the Trustee shall distribute such dividend, in kind, to the holders of the Voting Trust Certificates in proportion to their respective interests.

(b) If the Company shall change the number or par value of the shares of Common Stock held by the Trustee under this Agreement, the Trustee shall issue to the holders of the then outstanding Voting Trust Certificates additional or other Voting Trust Certificates (upon presentation or surrender of those outstanding, if the Trustee so requires) so that the outstanding Voting Trust Certificates shall at all times correctly reflect the number of shares of Common Stock held pursuant to this Agreement.

5. Replacement of Mutilated, Lost or Stolen Voting Trust Certificates. In case any Voting Trust Certificate shall become mutilated or be destroyed, lost or stolen, the holder thereof shall immediately notify the Trustee, which may, in their discretion, issue and deliver to such holder a new Voting Trust Certificate of like tenor and denomination in exchange for and upon cancellation of the Voting Trust Certificate so mutilated, or in substitution for the Voting Trust Certificate so destroyed, lost or stolen. The applicant for such substituted Voting Trust Certificate shall furnish proof satisfactory to the Trustee of such destruction, loss or theft, and shall also furnish indemnity reasonably satisfactory to the Trustee and shall comply with such other reasonable regulations and pay such reasonable charges as the Trustee may require.

6. Holders of Voting Trust Certificates Bound. Every registered holder of a Voting Trust Certificate, and every bearer of a Voting Trust Certificate properly endorsed in blank or properly assigned, by the acceptance or holding thereof shall be deemed conclusively for all purposes to have assented to this Agreement and to all of its terms, conditions and provisions and shall be bound hereby with the same force and effect as if such holder or bearer had executed this Agreement.

7. Trustee. (a) The Trustee executing this Agreement (i) acknowledges receipt or possession of the certificates representing the shares of Common Stock deposited herewith as set forth in Section 1(a) hereof, (ii) accepts the trust hereby created in accordance with all of the terms and conditions contained herein and (iii) agrees that such Trustee shall exercise the powers and perform the duties of the Trustee as herein set forth according to such Trustee’s best judgment.

(b) The Trustee may purchase, sell, own or hold shares of Common Stock and Voting Trust Certificates in accordance with this Agreement and may contract with and be compensated by the Company or any affiliated corporation or be or become pecuniarily interested in any matter or transaction to which the Company or any affiliated corporation may be a party or with which the Company may in any way be concerned, as fully and freely as if the Trustee were not the Trustee.

(c) The Trustee may resign at any time by delivering to the Company such Trustee’s resignation in writing, such resignation to take effect upon the appointment of a successor Trustee as provided herein, whereupon all powers, rights and obligations of such resigning Trustee under this Agreement shall cease.

(d) Every registered holder of a Voting Trust Certificate, and every bearer of a Voting Trust Certificate properly endorsed in blank or properly assigned, by the acceptance or holding thereof severally agrees to waive and by such act does waive any and all claims of every kind and nature which hereafter each such holder or bearer may have against the Trustee, and agrees to release and by such act does release the Trustee and its successors and assigns from any liability whatsoever arising out of or in connection with the exercise of its powers or the performance of its duties hereunder, except for the willful misconduct or gross negligence of the Trustee.

(e) The Trustee agrees to serve without compensation. The Company shall pay all reasonable expenses of the Trustee, including counsel fees, and shall discharge all liabilities incurred by it in connection with the exercise of its powers and performance of its duties under this Agreement. The Company shall also defend, indemnify and hold the Trustee harmless from and against any and all claims and liabilities in connection with or arising out of the administration of the trust created by this Agreement or the exercise of any powers or the performance of any duties by it as herein provided or contemplated, except such as shall arise from the willful misconduct or gross negligence of the Trustee.

(f) The Trustee appointed hereunder, and such Trustee’s successor, may be a party to this Agreement as a holder of Voting Trust Certificates, and, to the extent of any Common Stock deposited by such Trustee or successor or of the Voting Trust Certificates issued hereunder with respect to such Common Stock, such Trustee shall be entitled in all respects to the same rights or benefits as other holders of Voting Trust Certificates who are now or may hereafter become parties to this Agreement.

8. Voting of Shares. During the term of this Agreement, the Trustee shall possess the legal title to the shares of Common Stock held by it hereunder, and shall be entitled in its sole discretion to exercise all rights and powers to vote such shares of Common Stock, including the giving of consents and the granting of proxies in respect thereof, with respect to any lawful corporate action, whether or not in the ordinary course of business, and no holder of Voting Trust Certificates shall in such capacity have any rights or powers to vote the shares of Common Stock or to give consents with respect to or grant proxies in respect thereof or otherwise take part in any corporate action.

9. Dissolution and Liquidation. (a) Upon any dissolution or total or partial liquidation of the Company, whether voluntary or involuntary, the Trustee shall give immediate notice thereof to the holders of the Voting Trust Certificates and shall receive the assets to which each such holder is entitled upon such dissolution or liquidation, and shall distribute such assets, less the amount of the expenses of the Trustee, to the holders of the Voting Trust Certificates in proportion to their respective interests as shown by the books of the Trustee as of the close of business on the date fixed by the Company for the taking of a record to determine the holders of shares of Common Stock entitled to receive such assets, provided that, in the event of any such dissolution or liquidation of the Company, at any time within sixty (60) days after the date thereof, the Trustee may deposit the assets so received, less the amount of the expenses of the Trustee, with a bank, trust company or savings bank located in New York, New York and satisfactory to the Trustee, in trust for the holders of such Voting Trust Certificates, with authority and instructions to distribute the balance among the holders of Voting Trust Certificates entitled thereto, upon surrender of such certificates, and upon such deposit all further obligations or liability of the Trustee with respect to the distribution of such assets shall cease.

(b) In the event of the dissolution or total liquidation of the Company, this Agreement shall terminate and the holders of Voting Trust Certificates shall have no further rights hereunder, except the right to receive their respective portions of the assets received pursuant to Section 9(a) hereof.

10. Termination and Amendment. (a) Unless earlier terminated by operation of applicable law, this Agreement shall terminate immediately upon the earlier to occur of (i) the consummation of an underwritten public offering of the Company’s Common Stock in excess of $750,000,000, or (ii) the sixth anniversary of the date first above written.

(b) Upon termination of this Agreement, the Trustee, in exchange for or upon surrender of any Voting Trust Certificates then outstanding, shall, in accordance with the terms thereof and out of the certificates for the shares of Common Stock held by them hereunder, deliver to the holders of Voting Trust Certificates shares of Common Stock representing the same number of shares which are represented by such Voting Trust Certificates and thereupon all liability of the Trustee for delivery of such certificates shall terminate. The Trustee may require the holders of Voting Trust Certificates so to exchange their Voting Trust Certificates for certificates representing shares of Common Stock, and if such certificates are registered in the name of the Trustee, the Company shall issue new certificates therefor to and in the name of such holder upon surrender of the certificates for such shares registered in the name of the Trustee.

(c) This Agreement may be amended, modified or supplemented at any time and from time to time by the written agreement of the Company, the Trustee and all the registered holders of Voting Trust Certificates.

11. Books and Records. The Trustee shall keep, or cause to be kept, in the office of the Company, a record of the registered holders of the Voting Trust Certificates and such other books and records as it shall be required to maintain by law.

12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to (i) the Company, at the following address: Freescale Semiconductor, Inc., 6501 William Cannon Drive West, Austin, Texas, 78735 Attention: General Counsel, (ii) the Trustee, at the following address: Freescale Acquisition Holdings Corp., [c/o Blackstone Management Partners V L.L.C., 345 Park Avenue, New York, New York 10154, Attention: General Counsel], and (iii) the holders of Voting Trust Certificates at the addresses furnished by them to the Trustee.

13. Filing. The Trustee shall cause a copy of this Agreement, and any amendments hereto, to be filed in the registered office of the Company in the State of Delaware for inspection by any stockholder of the Company or any holder of any beneficial interest hereunder, and by the agents of either, in such manner and upon such conditions as the books of the Company are open to inspection by a stockholder of the Company.

14. Binding Effect. The terms of this Agreement shall be binding upon and inure to the benefit of the respective heirs, legal representatives, successors and assigns of each of the parties hereto.

15. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

16. Severability. If any term or provision of this Agreement shall be held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

17. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. Integration. This Agreement, including the Exhibits hereto and the documents, schedules, certificates and instruments referred to herein embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. Except for those documents referred to in the immediately preceding sentence, this Agreement supersedes all prior agreements, arrangements and understandings of the parties with respect to such transactions.

20. Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto shall waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties hereto, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction of such action.

21. Additional Stockholders. Any person owning Common Stock who is required to become a party to this Agreement shall do so by executing a joinder to this Agreement in the form attached hereto as Exhibit B.

22. Construction. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the respective parties have caused this Agreement to be executed as of the date first above written.

FREESCALE SEMICONDUCTOR, INC.

By:	/s/ John Torres
Name: John Torres
Title: Senior Vice President, General Counsel and Secretary

FREESCALE ACQUISITION HOLDINGS CORP., solely in its capacity as Trustee

By:	/s/ Paul C. Schorr IV
Name: Paul C. Schorr IV
Title: President

FREESCALE ACQUISITION HOLDINGS CORP., solely in its capacity as a Shareholder

By:	/s/ Paul C. Schorr IV
Name: Paul C. Schorr IV
Title: President

[VOTING TRUST AGREEMENT SIGNATURE PAGE]

EXHIBIT A

FREESCALE SEMICONDUCTOR, INC.

VOTING TRUST CERTIFICATE

No. _____                                     ______ Shares of Common Stock

This certifies that                              has deposited **              ** shares of Common Stock of FREESCALE SEMICONDUCTOR, INC., a Delaware corporation (the “Company”), with the undersigned Trustee under a Voting Trust Agreement, dated as of [                    ], 2006, by and among such Trustee, the Company and certain stockholders of the Company (as amended, the “Agreement”).

This certificate, and the interest represented hereby, are transferable only on the books of such Trustee upon the presentation and surrender hereof.

The holder of this certificate takes the same subject to all the terms and conditions of the Agreement and is entitled to the benefits thereof.

IN WITNESS WHEREOF, the Trustee has caused this certificate to be signed as of this ____ day of __________, 200[  ].

FREESCALE ACQUISITION HOLDINGS CORP., as Trustee

By:
Name:
Title:

NEITHER THIS CERTIFICATE NOR THE COMMON STOCK OF FREESCALE SEMICONDUCTOR, INC. TO WHICH THIS CERTIFICATE RELATES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE, AND NEITHER THIS CERTIFICATE NOR THE BENEFICIAL INTEREST IN THE COMMON STOCK TO WHICH THIS CERTIFICATE RELATES MAY BE SOLD, OFFERED FOR SALE, ASSIGNED, PLEDGED, OR OTHERWISE TRANSFERRED UNLESS REGISTERED PURSUANT TO SUCH ACT OR SUCH LAWS OR UNLESS EXEMPTIONS FROM SUCH REGISTRATION ARE THEN AVAILABLE.

SALE, ASSIGNMENT, PLEDGE OR OTHER TRANSFER OF THIS VOTING TRUST CERTIFICATE AND THE SHARES OF COMMON STOCK OF FREESCALE SEMICONDUCTOR, INC. REPRESENTED THEREBY IS RESTRICTED BY THE TERMS OF THE VOTING TRUST AGREEMENT, DATED AS OF [                            ], 2006, COPIES OF WHICH MAY BE EXAMINED AT THE REGISTERED OFFICE OF FREESCALE SEMICONDUCTOR, INC AT THE CORPORATION SERVICE COMPANY, 2711 CENTERVILLE ROAD, SUITE 400, WILMINGTON, DELAWARE, 19808 OR AT FREESCALE SEMICONDUCTOR, INC.’S PRINCIPAL EXECUTIVE OFFICES AT 6501 WILLIAM CANNON DRIVE WEST, AUSTIN, TEXAS, 78735.

EXHIBIT B

FORM OF JOINDER

TO

VOTING TRUST AGREEMENT

The undersigned hereby consents and agrees (a) to be bound by the terms and conditions of the Voting Trust Agreement dated as of [                    ], as such agreement may be amended from time to time, by and among Freescale Semiconductor, Inc., Freescale Acquisition Holdings Corp. (in its capacity as voting trustee) and Freescale Acquisition Holdings Corp. (in its capacity as shareholder) (the “Voting Trust Agreement”) and (b) that it shall be considered a “Stockholder” of Freescale Semiconductor, Inc. for purposes of the Voting Trust Agreement.

By:
Name:

Date: _________________